PROMISSORY NOTE

$185,000.00                                                                                                    Denver, Colorado

                                                                                                                        April 20, 2009

1.                  FOR VALUE RECEIVED, the undersigned GOOD TIMES DRIVE THRU, INC., a Colorado corporation ("GT Drive Thru") and GOOD TIMES RESTAURANTS INC., a Nevada corporation (collectively, "Maker"), hereby jointly, severally and unconditionally promise to pay to the order of Golden Bridge LLC, a Colorado limited liability company, or order ("Holder"), the principal sum of One Hundred and Eighty Five Thousand Dollars ($185,000.00) together with interest accruing at the rate of 10% per annum on the unpaid principal balance as set forth below.  Such principal and interest shall be payable pursuant to paragraph 2 below at 6975 S. Polo Ridge Drive, Littleton, Colorado 80128, or at such other place as Holder shall designate in writing.    This Promissory Note evidences a loan (the "Loan") from Holder to Maker and is subject to the terms and conditions of that certain Loan Agreement between Maker and Holder dated April 20, 2009, the "Loan Agreement").  Each capitalized term used but not defined herein shall have the same meaning given to such term in the Loan Agreement.

2.                  Payment and Maturity.  Monthly payments of accrued interest only shall be paid by Maker commencing on May 1, 2009 and continuing thereafter on the first day of each succeeding calendar month in equal payments, as adjusted with adjustments to the Prime Rate. This Promissory Note shall mature on July 10, 2010 ("Maturity Date"), at which time all unpaid principal and accrued interest thereon shall be due and payable in full.

3.                  Prepayment.  Maker may prepay this Promissory Note at any time without penalty or prior consent of Holder.

4.                  Security.  This Promissory Note and the indebtedness evidenced hereby are subject to the terms of an Intercreditor Agreement of even date herewith between Maker, Holder and PFG1 II, LLC, a Colorado limited liability company, and the deeds of trust and security agreements described in such Intercreditor Agreement.

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5.                  Application of Payments.  Subject to the provisions of section 8 below, all sums paid hereunder shall be applied first to the payment of accrued and unpaid interest; and the remainder, if any, to the reduction of unpaid principal.  All interest hereunder shall be calculated on the basis of a 365 day year.

6.                  Acceleration and Default Interest.  If Maker shall default in the payment of any installment of interest under this Promissory Note, or if there shall be an Event of Default under any of the other Loan Documents, and if such default is not cured within the applicable cure period stated in any such Loan Document, the entire unpaid balance of this Promissory Note, including all principal and accrued interest, irrespective of the maturity date specified herein, shall, at the election of Holder, become immediately due and payable and each and every such delinquent payment, including the entire principal balance and accrued interest in the event of acceleration, shall bear interest thereafter at the rate of 18 percent  per annum ("Default Rate") until paid in full.  The rights or remedies of Holder as provided in this Promissory Note and the other Loan Documents shall be cumulative and concurrent and may be pursued singularly, successively or together against Maker.  Failure to exercise any such right to remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at a later time.

7.                  Attorneys' Fees.  Maker agrees to promptly reimburse Holder for all reasonable costs and expenses, including attorneys' fees and court costs, incurred to collect this Promissory Note or any installment hereunder, if not paid when due.

8.                  No Waiver.  No failure on the part of Holder to exercise, and no delay in exercising any right hereunder, shall operate as a waiver of such right; nor shall any single or partial exercise by Holder of any right hereunder preclude the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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9.                  Waiver.  Maker hereby waives presentment, demand for payment, protest for nonpayment, notice of dishonor, diligence in collection, and all other indulgences, and expressly agree that this Promissory Note may be extended or renewed from time to time and any real or collateral security or any part thereof may be released by Holder without in any manner affecting, altering, releasing, or limiting Maker's liability hereon.

10.              Colorado Law.  This Promissory Note is made in and shall be governed by and interpreted in accordance with the laws of the State of Colorado.

11.              General Provisions.  This Promissory Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, unless set forth by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

            Whenever used herein, the words "Maker", and "Holder" shall be deemed to include their respective successors and assigns.

            IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note the day and year first above written.

                                                                                    MAKER:

GOOD TIMES DRIVE THRU INC., a Colorado corporation

                                                                                    By:      /s/ Boyd E. Hoback

                                                                                    Name:  Boyd E. Hoback, President and CEO

                                                                                    CO-MAKER:

GOOD TIMES RESTAURANTS INC., a Nevada corporation

                                                                                    By:      /s/ Boyd E. Hoback

                                                                                    Name:  Boyd E. Hoback, President and CEO

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